Exhibit 3.12

OPERATING AGREEMENT

OF

INTEGREX VENTURES LLC

This OPERATING AGREEMENT (the “Agreement”) of Integrex Ventures LLC (the “Company”), a limited liability company formed under the laws of the State of Delaware, is made by the sole member thereof, Owens Corning, a Delaware corporation, and shall be effective as of the Effective Date.

ARTICLE I.

FORMATION

1.1. Organization. The Member has organized the Company as a Delaware limited liability company pursuant to the provisions of the Act.

1.2. Effect of Inconsistencies with the Act. The terms and conditions of this Agreement, as it may from time to time be amended according to its terms, shall govern the conduct and affairs of the business of the Company. It is the express intention that this Agreement shall be the sole source of governance of the Company, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member shall be entitled to rely on the provisions of this Agreement, and the Member shall be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The duties and obligations imposed on the Member as such shall be those set forth in this Agreement, which is intended to govern the relationship between the Company and the Member, notwithstanding any provision of the Act or common law to the contrary.

1.3. Name. The name of the Company is Integrex Ventures LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

1.4. Effective Date. This Agreement shall become effective as of February 8, 2000.

1.5. Term. The Company shall exist for a period of duration that shall be perpetual, unless the term shall be shortened by amendment to this Agreement and the Articles, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.6. Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State. The Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

1.7. Principal Office. The Principal Office of the Company shall be located at One Owens Corning Parkway, Toledo, Ohio.

ARTICLE II.

DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1. Act. The Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18, as amended from time to time.

2.2. Additional Member. A Member other than the Initial Member who has acquired a Membership Interest in the Company.

2.3. Admission (Admit). The act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

2.4. Agreement. This Agreement including all amendments adopted in accordance with this Agreement and the Act.

2.5. Articles. The Articles of Organization of the Company as properly adopted and amended from time to time by the Member and filed with the Secretary of State.

2.6. Capital Contribution. Any Contribution or contribution of services made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest.

2.7. Code. The Internal Revenue Code of 1986 as amended from time to time, or any corresponding provision of any succeeding law.

2.8. Commitment. The obligation of a Member or Assignee to make a Capital Contribution in the future.

2.9. Company. Integrex Ventures LLC, a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

2.10. Company Property. Any Property owned by the Company.

2.11. Contribution. Any contribution of Property made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest.

2.12. Distribution. A transfer of Property to a Member on account of a Membership Interest as described in Article VIII.

2.13. Disposition (Dispose). Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

2.14. Initial Contribution. The Contribution agreed to be made by the Member as described in Article VII.

2.15. Initial Member. Owens Corning, a Delaware corporation.

2.16. Member. The Person executing this Agreement, any transferee of a Member, or any Additional Member. If at any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Agreement by the Member may be taken by a majority in interest of the Members.

2.17. Membership. All of the rights of the Member, including the right to share in profits, losses, and distributions and the right to participate in the management of the Company.

2.18. Person. An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

2.19. Proceeding. Any judicial or administrative trial, hearing, or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member, or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

2.20. Property. Any property real or personal, tangible or intangible (including goodwill), including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

2.21. Taxing Jurisdiction. Any state, local, or foreign government that collects tax, interest or penalties, however designated, on the Member’s share of the income or gain attributable to the Company.

ARTICLE III.

NATURE OF BUSINESS

The purpose of the Company is to (i) provide services, (ii) sell products and (iii) engage in any lawful act, activity, or business not contrary to and for which a limited liability company may be formed under the laws of the State of Delaware. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III.

ARTICLE IV.

ACCOUNTING AND RECORDS

The Company shall maintain at the Company’s Principal Office all such accounting and business records that are usually and customarily maintained by a business of this type.

ARTICLE V.

RIGHTS AND DUTIES OF THE MEMBER

5.1. Management Committee. The Member shall have the sole right to appoint a Management Committee to manage the Company in accordance with the provisions of Article VI of this Agreement.

5.2. Liability of the Member. The Member shall not be personally liable for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE VI.

MANAGEMENT OF THE COMPANY

6.1. Management and Management Committee. The business and affairs of the Company shall be managed by a management committee (the “Management Committee”), which shall consist of not fewer than three (3) individuals. The Management Committee shall be appointed by the Member. Decisions of the Management Committee shall be presumed to be within its scope of authority and shall be binding upon the Company.

6.1.1. Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear the others. The presence of members of the Management Committee entitled to exercise a majority of the voting power on the Management Committee (determined in accordance with Section 6.1.2) shall constitute a quorum for the transaction of business. Any two members of the Management Committee may convene a meeting thereof at the Company’s principal offices designated from time to time pursuant to Section 1.7, upon at least ten (10) business days’ prior written notice to the other members. The Management Committee also may make decisions, without holding a meeting, by written consent of all of the members of the Management Committee sufficient to make the decision at a meeting duly held. Minutes of each meeting and a record of each decision (including written consents) shall be kept by the Secretary of the Company and shall be given to the members of the Management Committee promptly after the meeting.

6.1.2. Votes of the members of the Management Committee shall be weighted equally.

6.1.3. Except as otherwise determined by the Member, the members of the Management Committee shall serve in that capacity without compensation from the Company, but will be reimbursed for expenses as provided herein.

6.2. Appointment, Removal, and Resignation. The Management Committee may appoint such Company officers as the Management Committee shall determine in its sole discretion, including a President and Chief Executive Officer, one or more Company Vice-Presidents, Chief Financial Officer, Secretary, Treasurer, Assistant Secretary, and Assistant Treasurer, and who shall have such powers and duties as the Management Committee shall determine in its sole discretion. Any officer of the Company may be removed without liability to the Company, with or without cause by the Management Committee. The Management Committee may fill or not fill any vacancy in any office in its sole discretion.

6.3. Management Committee’s Powers in General. Except as otherwise provided herein, the Management Committee shall have full and complete charge of all affairs of the Company, and the management and control of the Company’s business shall rest exclusively with the Management Committee.

6.4. Limitation on Powers. The Management Committee may not, without the consent of the Member, do any of the following:

6.4.1. Sell or otherwise dispose of, or agree to sell or otherwise dispose of, all or substantially all the assets of the Company.

6.4.2. Merge or consolidate with any other person;

6.4.3. Make, execute, or deliver any assignment for the benefit of creditors;

6.4.4. Do any act in contravention of this Agreement or the Articles;

6.4.5. Do any act that would make it impossible to carry on the business of the Company; or

6.4.6. Knowingly take any action that would subject the Member in its capacity as a Member to personal liability in any jurisdiction.

6.5. Exculpation and Indemnification.

6.5.1. The Member shall look solely to the assets of the Company for return of the Member’s investment; and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return the Member’s investment, the Member shall have no recourse against any officer or member of the Management Committee.

6.5.2. For purposes of this Section 6.5, the termination of any action, suit, or proceeding by judgment, order, settlement, or otherwise adverse to any officer or any member of the Management Committee shall not, of itself, create a presumption that the conduct of the officer or member of the Management Committee constitutes the improper receipt of personal benefits.

6.5.3. No amendment or repeal of any provision of this Section 6, directly or by adoption of an inconsistent provision hereof, shall apply to or have any effect on any liability or alleged liability of any officer or member of the Management Committee for or with respect to any acts or omissions of such persons occurring prior to such amendment or repeal.

ARTICLE VII.

CONTRIBUTIONS

7.1. Initial Contributions. The Member shall make the Contribution described for the Member on Exhibit A. No interest shall accrue on any Contribution and the Member shall not have the right to withdraw or be repaid any Contribution except as provided in this Agreement.

7.2. Additional Contributions. In addition to the Initial Contribution, the Member may make additional contributions. Except to the extent of the Member’s unpaid Commitment, the Member shall not be obligated to make any additional contributions.

ARTICLE VIII.

DISTRIBUTIONS

8.1. Distributions. Except as provided in paragraph 2 of this Article VIII, the Company may make distributions to the Member as determined by the Member from time to time in accordance with this Agreement.

8.2. Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE IX.

TAXES

9.1. Elections. The Member may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9.2. Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, the Member will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty, and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article VIII.

9.3. Method of Accounting. The records of the Company shall be maintained on the same method of accounting as that of the Member.

ARTICLE X.

DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF

ASSIGNEES AND ADDITIONAL MEMBERS

10.1. Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Membership Interest. Upon the transfer of the Member’s Membership Interest, the transferee shall be Admitted as a Member at the time the transfer is completed.

10.2. Admission of Additional Members. The Member may admit Additional Members and determine the Capital Contributions of such Member.

10.3. Effect of Admission. Upon the admission of an Additional Member, the Members shall adopt a written operating agreement as provided by the Act.

ARTICLE XI.

DISSOLUTION AND WINDING UP

11.1. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

11.1.1. the expiration of the Term, if amended;

11.1.2. upon the written election of the Member.

11.2. Effect of Dissolution. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the Company business, and shall continue until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been delivered to the Secretary of State.

11.3. Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

11.3.1. to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company Liabilities;

11.3.2. to the Member. Such distributions shall be in cash or Property or partly in both, as determined by the Member.

11.4. Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of winding up of the Company, a Certificate of Dissolution shall be delivered to the Secretary of State for filing. The Certificate of Dissolution shall set forth the information required by the Act.

ARTICLE XII.

AMENDMENT

12.1. Agreement May Be Modified. This Agreement may be modified as provided in this Article XII (as the same may from time to time be amended).

12.2. Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and executed by the Member.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS.

13.1. Entire Agreement. This Agreement represents the entire Agreement of the sole Member of the Company.

13.2. Rights of Creditors and Third Parties under Agreement. This Agreement is made by the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as of the Effective Date.

OWENS CORNING

By:
Title:

EXHIBIT A

Member	Initial Contribution	Number of Units	Percentage of Ownership
Owens Corning	$1,000	1	100%